EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

Ducommun Reports Results for the
Third Quarter Ended October 1, 2016
Backlog at Record High net of Divestitures; Company on Track for Continued Operating Improvement
LOS ANGELES (November 3, 2016) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its third quarter ended October 1, 2016.
Third Quarter 2016 Summary

•	Third quarter revenue was $132.6 million

•	Net income was $5.0 million, or $0.44 per diluted share

•	Adjusted EBITDA for the quarter was $14.9 million

•	Backlog increased to $566 million

•	Made net voluntary principal prepayments of $10 million on credit facilities during the quarter
“The third quarter illustrated continued progress towards reaching our long-term performance goals and growth objectives,” said Anthony J. Reardon, chairman, president and chief executive officer. “While revenue and gross margins were essentially flat sequentially compared to the second quarter, our backlog rose to $566 million - the highest ever, net of divestitures - and we’re well positioned for sales acceleration in the fourth quarter and beyond. At the same time we paid down an additional $10 million of debt, leaving us with the strongest balance sheet since our acquisition of LaBarge in 2011. We are pleased with these results but remain focused on further operating improvement. We are pursuing strategic growth opportunities to leverage our expertise in commercial aerospace electronics, titanium, and composite systems, providing innovative solutions that distinguish Ducommun from our competitors.”
Third Quarter Results
Net revenue for the third quarter of 2016 was $132.6 million compared to $161.7 million for the third quarter of 2015. The net revenue decrease year-over-year was primarily due to the following:

•
$18.0 million lower revenue within the Company’s industrial end-use markets mainly due to the divestiture of the Pittsburgh operation in January 2016 and closure of the Houston operation in December 2015; and

•
$15.6 million lower revenue within the Company’s military and space end-use markets mainly due to the divestiture of the Miltec operation in March 2016 as well as program cancellations and budget changes, which impacted the Company’s fixed-wing and helicopter platforms and pushed out scheduled deliveries;

•
These negative impact of the aforementioned items was partially offset by $4.5 million higher revenue in the Company’s commercial aerospace end-use markets, mainly due to added content with existing customers.

Net income for the third quarter of 2016 was $5.0 million, or $0.44 per diluted share, compared to a net loss of $(9.5) million, or $(0.86) per share, for the third quarter of 2015. The increase in net income for the third quarter of 2016 compared to the third quarter of 2015 was primarily due to the following:

•	The 2015 third quarter included a loss on extinguishment of debt of $11.9 million related to the redemption of the $200.0 million senior unsecured notes;

•	The 2015 third quarter included a forward loss reserve charge related to a regional jet program of $10.0 million;

•	Lower interest expense of $1.4 million; and

•	Improved operating performance.
Gross profit for the third quarter of 2016 was $25.2 million, or 19.0% of revenue, compared to gross profit of $20.0 million, or 12.4% of revenue, for the third quarter of 2015. The higher gross margin percentage year-over-year was primarily due to the 2015 third quarter included a forward loss reserve charge related to a regional jet program of $10.0 million. In addition, total material costs as a percentage of revenue decreased 2.1% year-over-year as a result of the Company’s ongoing supply chain initiatives and improved operating performance.
Operating income for the third quarter of 2016 was $8.1 million, or 6.1% of revenue, compared to an operating loss of $(1.2) million, or (0.7)% of revenue, in the comparable period last year. The increase in operating income was primarily due to higher gross profit and lower selling, general and administrative (“SG&A”) expenses. The lower SG&A expenses were the result of the divestitures of the Company’s Pittsburgh and Miltec operations, closures of facilities, and a decrease in compensation and benefit costs.
Interest expense decreased to $1.9 million in the third quarter of 2016, compared to $3.4 million in the previous year’s third quarter, primarily due to a lower outstanding debt balance as a result of net voluntary principal prepayments on the Company’s new credit facilities and a lower average interest rate as a result of completing the refinancing of the Company’s debt in July 2015.
Adjusted EBITDA for the third quarter of 2016 was $14.9 million, or 11.2% of revenue, compared to $6.6 million, or 4.1% of revenue, for the comparable period in 2015.
During the third quarter of 2016, the Company generated $15.4 million of cash from operations compared to a $(5.5) million use of cash in operations during the third quarter of 2015. The increase in cash flow from operations was primarily due to higher net income as a result of higher gross margin percentage in the current-year quarter.
The Company’s firm backlog as of October 1, 2016 was $566 million, which rose $29 million sequentially primarily due to a $41 million increase in the Company’s commercial aerospace backlog reflecting the timing of certain orders and new business wins.
Structural Systems
Structural Systems segment net revenue for the current-year third quarter was $60.9 million, compared to $64.2 million for the third quarter of 2015. The year-over-year decrease in net revenue was primarily due to a $3.4 million decline in military and space revenue, reflecting program cancellations and budget changes which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms.
Structural Systems segment operating income for the current-year third quarter was $5.9 million, or 9.7% of revenue, compared to an operating loss of $(6.0) million, or (9.4)% of revenue, for the third quarter of 2015. The increase in operating income reflects higher gross margins in the current year quarter and the 2015 third quarter included a forward loss reserve charge related to a regional jet program of $10.0 million.
Structural Systems segment Adjusted EBITDA was $8.9 million for the current-year quarter, or 14.6% of revenue, compared to $(3.3) million, or (5.2)% of revenue, for the comparable quarter in the prior year.
Electronic Systems
Electronic Systems segment net revenue for the current-year third quarter was $71.6 million, compared to $97.5 million for the third quarter of 2015. The lower net revenue was primarily due to the following:

•	An $18.0 million decrease in industrial revenue mainly due to the divestiture of the Company’s Pittsburgh operation in January 2016 and closure of the Houston operation in December 2015; and

•
A $12.2 million decrease in military and space revenue mainly due to the divestiture of the Company’s Miltec operation in March 2016 as well as program cancellations and budget changes, which impacted scheduled deliveries on fixed-wing platforms;

•	Partially offset by a $4.3 million increase in commercial aerospace revenue mainly due to added content with the Company’s existing customers.
Electronic Systems’ segment operating income for the current-year third quarter was $6.6 million, or 9.2% of revenue, compared to $8.6 million, or 8.8% of revenue, for the third quarter of 2015. The decrease in operating income was primarily due to the effect of lower revenue as a result of the divestitures of the Company’s Pittsburgh and Miltec operations and closure of its Houston operation.

Electronic Systems segment Adjusted EBITDA was $9.8 million for the current-year quarter, or 13.7% of revenue, compared to $13.3 million, or 13.6% of revenue, for the comparable quarter in the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the third quarter of 2016 were $4.4 million, or 3.3% of total Company revenue, compared to $3.7 million, or 2.3% of total Company revenue, for the comparable quarter in the prior year. The increase in CG&A expenses in the current year quarter was primarily due to higher compensation and benefits of $0.6 million.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, November 3, 2016 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately ten minutes prior to the conference time. The participant passcode is 95214313. Mr. Reardon and Mr. Groves will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 95214313.
About Ducommun Incorporated
Ducommun Incorporated delivers innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas -- Electronic Systems and Structural Systems -- to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, gain on divestitures, loss on extinguishment of debt, and restructuring charges).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 1, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$9,466	$5,454
Accounts receivable, net	73,820	77,089
Inventories	129,769	115,404
Production cost of contracts	11,095	10,290
Other current assets	8,658	13,389
Assets held for sale	—	41,636
Total Current Assets	232,808	263,262
Property and equipment, Net	98,586	96,551
Goodwill	82,554	82,554
Intangibles, net	103,835	110,621
Non-current deferred income taxes	212	324
Other assets	2,987	3,769
Total Assets	$520,982	$557,081
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$5	$26
Accounts payable	60,173	40,343
Accrued liabilities	30,510	36,458
Liabilities held for sale	—	6,780
Total Current Liabilities	90,688	83,607
Long-term debt, less current portion	176,618	240,661
Non-current deferred income taxes	25,871	26,528
Other long-term liabilities	16,763	18,954
Total Liabilities	309,940	369,750
Commitments and contingencies
Shareholders’ Equity
Common stock	112	111
Additional paid-in capital	76,681	75,200
Retained earnings	140,048	117,623
Accumulated other comprehensive loss	(5,799)	(5,603)
Total Shareholders’ Equity	211,042	187,331
Total Liabilities and Shareholders’ Equity	$520,982	$557,081

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net Revenues	$132,571	$161,670	$408,156	$509,435
Cost of Sales	107,348	141,642	329,749	431,439
Gross Profit	25,223	20,028	78,407	77,996
Selling, General and Administrative Expenses	17,171	21,205	58,796	64,707
Operating Income (Loss)	8,052	(1,177)	19,611	13,289
Interest Expense	(1,945)	(3,392)	(6,279)	(16,499)
Loss on Extinguishment of Debt	—	(11,878)	—	(14,720)
Other Income	141	—	141	1,510
Gain on Divestitures	—	—	18,815	—
Income (Loss) Before Taxes	6,248	(16,447)	32,288	(16,420)
Income Tax Expense (Benefit)	1,234	(6,932)	9,863	(6,714)
Net Income (Loss)	$5,014	$(9,515)	$22,425	$(9,706)
Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.45	$(0.86)	$2.01	$(0.88)
Diluted earnings (loss) per share	$0.44	$(0.86)	$1.99	$(0.88)
Weighted-Average Number of Common Shares Outstanding
Basic	11,169	11,083	11,141	11,035
Diluted	11,310	11,083	11,261	11,035

Gross Profit %	19.0%	12.4%	19.2%	15.3%
SG&A %	13.0%	13.1%	14.4%	12.7%
Operating Income (Loss) %	6.1%	(0.7)%	4.8%	2.6%
Net Income (Loss) %	3.8%	(5.9)%	5.5%	(1.9)%
Effective Tax (Benefit) Rate	19.8%	(42.1)%	30.5%	(40.9)%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Nine Months Ended
	% Change	October 1, 2016	October 3, 2015	% of Net Revenues 2016	% of Net Revenues 2015	% Change	October 1, 2016	October 3, 2015	% of Net Revenues 2016	% of Net Revenues 2015
Net Revenues
Structural Systems	(5.0)%	$60,931	$64,170	46.0%	39.7%	(12.6)%	$185,642	$212,306	45.5%	41.7%
Electronic Systems	(26.5)%	71,640	97,500	54.0%	60.3%	(25.1)%	222,514	297,129	54.5%	58.3%
Total Net Revenues	(18.0)%	$132,571	$161,670	100.0%	100.0%	(19.9)%	$408,156	$509,435	100.0%	100.0%
Segment Operating Income
Structural Systems		$5,893	$(6,028)	9.7%	(9.4)%		$13,347	$2,980	7.2%	1.4%
Electronic Systems		6,600	8,598	9.2%	8.8%		19,769	22,575	8.9%	7.6%
		12,493	2,570				33,116	25,555
Corporate General and Administrative Expenses (1)		(4,441)	(3,747)	(3.3)%	(2.3)%		(13,505)	(12,266)	(3.3)%	(2.4)%
Total Operating Income (Loss)		$8,052	$(1,177)	6.1%	(0.7)%		$19,611	$13,289	4.8%	2.6%
Adjusted EBITDA
Structural Systems
Operating Income (Loss)		$5,893	$(6,028)				$13,347	$2,980
Other Income (2)		141	—				141	1,510
Depreciation and Amortization		2,851	2,386				6,683	7,009
Restructuring Charges		—	314				—	314
		8,885	(3,328)	14.6%	(5.2)%		20,171	11,813	10.9%	5.6%
Electronic Systems
Operating Income		6,600	8,598				19,769	22,575
Gain on Divestitures (3)		—	—				18,815	—
Depreciation and Amortization		3,232	4,207				10,661	12,928
Restructuring Charges		—	468				—	468
		9,832	13,273	13.7%	13.6%		49,245	35,971	22.1%	12.1%
Corporate General and Administrative Expenses (1)
Operating loss		(4,441)	(3,747)				(13,505)	(12,266)
Gain on Divestitures (3)		—	—				(18,815)	—
Depreciation and Amortization		6	42				76	127
Stock-Based Compensation Expense		594	331				2,579	2,792
		(3,841)	(3,374)				(29,665)	(9,347)
Adjusted EBITDA		$14,876	$6,571	11.2%	4.1%		$39,751	$38,437	9.7%	7.5%
Capital Expenditures
Structural Systems		$3,555	$2,329				$10,149	$8,080
Electronic Systems		947	758				1,701	3,196
Corporate Administration		—	4				—	10
Total Capital Expenditures		$4,502	$3,091				$11,850	$11,286

(1)	Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

(2)	Insurance recoveries related to property and equipment included as other income for the nine months ended October 3, 2015.

(3)	Includes gain on divestitures of the Pittsburgh and Miltec operations.